Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Presents Positive CardiAMP Cell Therapy Heart Failure Trial Two-Year Data at HFSA Annual Meeting

Clinical Leadership and Management Call Scheduled for Wednesday, October 5, 2022, at 8:55am Eastern Time

Sunnyvale, Calif. October 3, 2022 – BioCardia®, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announces data from its FDA designated Breakthrough CardiAMP® Cell Therapy for Heart Failure pivotal trial (ClinicalTrials.gov Identifier: NCT02438306) presented at the Heart Failure Society of America meeting in Washington, D.C.. Peter Johnston, M.D., Assistant Professor of Medicine and Site Principal Investigator at Johns Hopkins University, presented the data, titled “Autologous Cell Therapy for HFrEF: Efficacy Outcomes at Two Years for the Roll-in Cohort of a Phase III Pivotal Trial.”

“The two-year outcomes for patients with heart failure receiving the investigational CardiAMP Cell Therapy in the roll-in cohort showed clinical improvement with 100% survival over two years. These outcomes surpassed our expectations in terms of patient benefit across prespecified primary and secondary endpoints,” said Peter Altman, Ph.D., BioCardia’s President and Chief Executive Officer. “While this smaller cohort is not a head-to-head comparison, current state of the art therapies for these patients which have been successful in slowing disease, are assessed by us to have 79.9% survival after two years1.”

In this clinical trial cohort, patient demographics at study start demonstrated characteristics typical of the target population of NYHA class II and III ischemic heart failure patients with reduced ejection fraction. No serious adverse events were observed related to any of the procedures performed. Two-year survival was 100%, and all patients completed 24 months of follow-up. The changes in guideline-directed medical therapy experienced by these patients was presented as minimal during the 2-year study period. Improvement in median functional capacity as measured by six-minute walk distance was observed by six months (28.5 m, P=0.01); with six-minute walk distance maintained through 24 months (31.0 m, p >0.05). In the study, 70% of patients reported improved or stable quality of life over 24 months in the standardized self-assessment questionnaire used. At 24 months, 50% of patients were improved by at least one NYHA class (n=4 at class I), 20% had unchanged NYHA class, and 30% deteriorated by one class, from class II to III. Median left ventricular ejection fraction (LVEF) as measured by the echocardiography core laboratory at Yale School of Medicine was improved at month 24 over baseline, six months, and over 12-month follow-up. Echocardiography evaluated by the core lab also showed recruitment of previously akinetic (reduced movement) left ventricular wall segments at month 24 compared to baseline, consistent with the improvements in six-minute walk distance, quality of life, and LVEF through two years follow-up. These outcomes support the potential efficacy of this autologous cell therapy currently under investigation in an ongoing multicenter controlled trial.

Conference call on Wednesday October 5, 2022, at 8:55am ET

A conference call is scheduled with Co-National Principal Investigators and Company Management to discuss these results, the latest Data Safety Monitoring Board Review from the randomized cohort, and the steps being taken to implement an adaptive statistical analysis plan.

The call is scheduled for Wednesday October 5, 2022. Participants can register for the conference by navigating to https://dpregister.com/sreg/10166913/f2b2448b7e.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=9NhAJ6lm, which is also available through the company’s website.

A webcast replay of the call will be available approximately one hour after the end of the call through January 18, 2023, at the above links. A telephonic replay of the call will be available through October 19, 2022 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 7210871.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogeneic bone marrow derived mesenchymal stem cell therapies for cardiovascular and pulmonary diseases.  These platforms underly four product candidates, each with the potential to meaningfully benefit millions of patients. Three of these investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platforms, which the Company also selectively licenses to other biotherapeutic development firms.

Forward Looking Statements:

This press release contains forward-looking statements and that are subject to many risks and uncertainties. Forward looking statements include the scheduled conference call and topics to be addressed in the scheduled conference call. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements. Furthermore, data presented here from the small open label roll in cohort of the CardiAMP Heart Failure Trial may not be repeatable in future trials including the ongoing randomized double-blind cohort of the CardiAMP Heart Failure Trial.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

(1)

Packer M., et al., for the EMPEROR-Reduced Trial Investigators, Cardiovascular and Renal Outcomes with Empagliflozin in Heart Failure, N Engl J Med 2020; 383:1413-1424. Reports 13.6% all-cause mortality on median follow-up of 16 months for 99.5% NYHA II and III HFrEF. Two-year projection = 20.1%.